                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "AGREEMENT") is entered into as of this 2nd day of March 1998, by and among BridgeStreet Accommodations, Inc., a Delaware corporation ("BRIDGESTREET"), BridgeStreet Canada, Inc., an Ontario corporation (the "BUYER"), Global Hospitality Inc., an Ontario corporation ("GHI"), Thomas Vincent ("VINCENT") and the Vincent Family Trust (the "TRUST" and together with Vincent and GHI, the "STOCKHOLDERS").

         WHEREAS, Global Travel Apartments Inc., an Ontario corporation ("GLOBAL") operates a business consisting of providing lodging related services including but not limited to providing temporary and permanent lodging accommodations, acting as a lodging reservation agent, providing property management services, providing real estate brokerage services and other various services related to the lodging industry (the "BUSINESS");

         WHEREAS, GTA Suites Inc., an Ontario corporation ("GTA" and together with Global, the "COMPANIES" and each individually a "COMPANY") holds certain leases for real property necessary for the operation of the Business;

         WHEREAS, the Stockholders are the holders of record and beneficial owners of the issued and outstanding shares of capital stock of the Companies as set forth on SCHEDULE 1 attached hereto (the "SHARES"); and

         WHEREAS, the Stockholders desire to sell and the Buyer desires to purchase, on the terms and conditions set forth in this Agreement, all of the Shares which as of the Closing Date (as defined below) will constitute all of the issued and outstanding shares in the capital of each of the Companies.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties intending to be legally bound agree as follows:

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                                    ARTICLE I
                           PURCHASE AND SALE OF SHARES

         SECTION 1.01 PURCHASE AND SALE. Upon the terms and subject to the conditions contained herein, the Stockholders shall sell and transfer, free and clear of any claim, charge, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind including, without limitation, any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership (each an "ENCUMBRANCE ") to the Buyer and the Buyer shall purchase, at the Closing (as defined below), all of the Shares.

         SECTION 1.02 PURCHASE PRICE; PAYMENT TERMS. In consideration for the Shares the Buyer shall pay to the Stockholders an aggregate purchase price of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) (the "PURCHASE PRICE"), plus the Additional Purchase Price (as defined below). The Purchase Price and Additional Purchase Price shall be payable in Canadian currency (referenced hereinafter by the letters "CAN" following any designation of a cash amount) and securities of the Buyer, determined as follows:

         (a) CLOSING PAYMENT. At the Closing, the Buyer shall pay to the Stockholders Three Million Dollars ($3,000,000 CAN) by certified or bank check or wire transfer (the "CLOSING PAYMENT"). The Closing Payment shall be disbursed to the Stockholders in accordance with SCHEDULE 1.02(A) attached hereto.

         (b) EXCHANGEABLE SHARES. At the Closing, in satisfaction of the balance of the Purchase Price ($2,250,000 CAN) the Buyer shall issue to the Stockholders an aggregate of One Hundred Thirty-Nine Thousand One Hundred Sixty (139,160) of its exchangeable shares (the "EXCHANGEABLE SHARES"), which such Exchangeable Shares shall have such terms and conditions as are set forth on SCHEDULE 1.02(B)(I) attached hereto (the "SHARE CONDITIONS"). The Exchangeable Shares shall be issued to the Stockholders in accordance with SCHEDULE 1.02(B)(II) attached hereto and delivered to the Escrow Agent named in the Escrow Pledge Agreement (as defined below).

         (c) RESTRICTIONS ON TRANSFER. Subject to the terms and conditions of the Escrow Pledge Agreement, for the period commencing on the Closing Date and terminating on March 3, 1999, no Stockholder shall offer, sell, contract to sell, make subject to any purchase option, exercise any rights with respect to the registration of, transfer, assign, redeem, encumber or otherwise dispose of, directly or indirectly any Exchangeable Shares or those shares of BridgeStreet Stock (as defined below) exchangeable therefor (the "RESTRICTED SHARES"). The certificates representing the Restricted Shares shall be held in escrow pursuant to the terms and conditions of the Escrow Pledge Agreement.

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

Nothing herein shall prohibit a Stockholder from exercising his or its exchange rights pursuant to the Share Conditions during the periods set forth above.

         SECTION 1.03 ADDITIONAL PURCHASE PRICE. Subject to the terms and conditions contained herein, the Buyer shall pay to the Stockholders the sums (in addition to the Purchase Price) set forth below (the "ADDITIONAL PURCHASE PRICE"):

         (a) BOOK VALUE PAYMENT. At the Closing, Buyer may elect to (i) pay to the Stockholders at the Closing that amount equal to Global's estimated net tangible book value as determined in accordance with United States generally accepted accounting principles ("US GAAP") as of the Closing Date (the "ESTIMATED TANGIBLE BOOK VALUE") or (ii) pay the amount equal to the Actual Tangible Book Value (as defined below) in accordance with Section 1.04(a) below, to the Stockholders on the Book Value Payment Date (as defined below. The accounting policies set forth on SCHEDULE 1.03(A) (the "ACCOUNTING POLICIES") shall govern, to the extent applicable, the calculation of the Estimated Tangible Book Value. Such amount shall be payable by certified or bank check or wire transfer (the "BOOK VALUE PAYMENT").

         (b) EBIT PAYMENT. In the event that earnings before interest and taxes ("EBIT") of the Business as of the Closing Date (x) for the twelve months commencing on March 1, 1998 and ending February 28, 1999 (as determined in accordance with US GAAP) exceed One Million Dollars ($1,000,000 CAN), the Buyer shall pay to the Stockholders, Five Dollars ($5.00 CAN) for each dollar in excess of such One Million Dollars ($1,000,000 CAN) (the "INITIAL EBIT PAYMENT") and (y) for the six months commencing on March 1, 1999 and ending on August 31, 1999 (as determined in accordance with US GAAP) exceed Six Hundred Fifty Thousand Dollars ($650,000 CAN), the Buyer shall pay to the Stockholders Two Dollars ($2.00) for every One Dollar ($1.00 CAN) in excess of such Six Hundred Fifty Thousand Dollars ($650,000 CAN) up to a maximum of Four Hundred Thousand Dollars ($400,000 CAN) (the "SECOND EBIT PAYMENT" and together with the Initial EBIT Payment, the "EBIT PAYMENTS" and each individually an "EBIT PAYMENT"). For the purposes of clarification only, the Business as of the Closing Date shall not include (i) any businesses acquired by BridgeStreet or any affiliate thereof subsequent to the Closing Date or (ii) any offices opened by BridgeStreet subsequent to the Closing Date.

         SECTION 1.04 DETERMINATION OF ADDITIONAL PURCHASE PRICE; ADJUSTMENTS. The Additional Purchase Price shall be determined and adjusted in accordance with the following:

         (a) ACTUAL TANGIBLE BOOK VALUE. Within sixty (60) days after the Closing Date, the Buyer and Vincent shall arrive at Global's actual net tangible book value as of the Closing Date, determined in accordance with US GAAP (the "ACTUAL TANGIBLE BOOK VALUE"), and, if they shall be unable to agree by such time, Arthur Andersen shall make such determination. The Accounting

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Policies shall govern, to the extent applicable, the calculation of the Actual
Tangible Book Value. The determination of Arthur Andersen shall be final and binding on the parties and the costs associated with such determination shall be borne equally by the parties. If Buyer elected not to make the Book Value Payment pursuant to Section 1.03(a) above, the amount equal to the Actual Tangible Book Value shall be paid to the Stockholders in accordance with this
Section 1.04(a); HOWEVER, in the event that the Actual Tangible Book Value is less than zero (0), the Stockholders shall pay to Buyer an amount equal to the deficit. The Stockholders shall be jointly and severally liable for such payment. To the extent that the Estimated Tangible Book Value was paid to the Stockholders at the Closing pursuant to Section 1.03(a) above and such amount exceeds the Actual Tangible Book Value, such excess shall be repaid by the Stockholders to the Buyer. The Stockholders shall be jointly and severally liable for such payment. To the extent that the Actual Tangible Book Value exceeds the Estimated Book Value and such Estimated Book Value was paid to the Stockholders at the Closing pursuant to Section 1.03(a) above, such excess shall be paid by the Buyer to Vincent on behalf of the Stockholders. Any such payments required to made pursuant to the provisions of this subsection shall be made in Canadian currency and promptly by check or wire transfer, but in any event within ten (10) days following the agreement on or determination of the Actual Tangible Book Value ("THE BOOK VALUE PAYMENT DATE").

         (b) DETERMINATION OF EBIT PAYMENTS. For purposes of calculating the EBIT Payments (subject to the agreement of Vincent acting reasonably), if any, the following shall apply, notwithstanding any US GAAP provision to the contrary:

            (i) The Buyer agrees to operate the Business in good faith, and neither BridgeStreet nor the Buyer will make any material change in the operation of the Business as it exists on the Closing Date the purpose of which is to reduce the EBIT Payments, if any, unless any such change is agreed to by Vincent and the Buyer. Vincent and Buyer agree that Buyer shall employ a Director of Finance and that Vincent shall use his best efforts to hire such Director of Finance as soon as reasonably practicable following the Closing Date, but in no event later than June 1, 1998. Vincent and the Buyer agree that all costs associated with the employment of such Director of Finance shall be treated as an expense for the purposes of calculating EBIT.

           (ii) The books and records of Global and the Business will be kept separate and distinct from those subsidiaries or divisions of BridgeStreet other than the Buyer. If Global is hereafter merged or otherwise combined in any way into or with any other business, or any other business, subsidiary or division of BridgeStreet shall hereafter be added to or consolidated with the Buyer, EBIT

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

                shall be calculated as if such merger, combination, addition or consolidation had not been effected.

          (iii) All reasonable charges incurred by BridgeStreet for services provided or expenses incurred directly on behalf of Global, including, without limitation, credit checking, legal and accounting services, advertising and other general administrative expenses, shall be deducted from EBIT.

           (iv) All interest income in excess of interest expense incurred (as defined in subsection (viii) below), all capital gains or losses and all gains or losses arising from sales or exchanges of Global's assets other than income or expense arising out of operations in the ordinary course of business of Global shall be deducted from (or added to, in the case of losses) EBIT.

            (v) All gains from insurance proceeds relating to Global's assets will be deducted from EBIT, except that proceeds of insurance against physical damage to property will be included to the extent, if any, that such proceeds do not exceed the deduction taken in the period on account of the property damaged. Proceeds of insurance in respect of lost business income due to business interruption will be included in EBIT.

           (vi) Appropriate adjustments will be made to insure that there is no material or substantial upward or downward adjustment of income during any period due to the acceleration or deferral of sales or other income into a period other than that in which same would normally accrue or occur, or due to the acceleration or deferral of any losses, costs or expenses into any period other than that in which same would normally accrue or occur.

          (vii) During the period commencing on March 1, 1998 and ending on August 31, 1999, a dollar reserve may be set up and deducted from EBIT to cover the amount of any contingent liability which is probable and estimateable including but not limited to any such liability relating to or arising from any legal claim or proceeding, together with a reasonable estimate of the cost of litigating same. After such contingent liability has been fully and finally resolved (with all appeals exhausted) any amounts less than such dollar reserve shall be treated as additional EBIT and payment therefor in accordance with Section 1.03(b) above shall be made to Vincent on behalf of the Stockholders, as promptly as practicable thereafter by company check or wire transfer, at the option of the Buyer.


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

         (viii) Interest and other financing payments to BridgeStreet for funds requested by Global (directly or indirectly on behalf of the Business) and advanced by BridgeStreet in its sole discretion will be deducted from EBIT to the extent of BridgeStreet's costs of borrowing (not to exceed 8%), plus BridgeStreet's reasonable cost of carrying any necessary compensating balances, from time to time, and payments to BridgeStreet for guarantees will be deducted from EBIT.

           (ix) All gains or losses generated by Global that are not related to the operation of the Business, shall be deducted from (or added to, in the case of losses) EBIT.

            (x) The amount of Canadian goods and services tax paid by Global and for which it does not receive an input tax credit and all provincial sales taxes shall be deducted from EBIT. No corporate income or capital taxes will be deducted from EBIT.

           (xi) The Accounting Policies shall govern, to the extent applicable, the calculation of the EBIT Payment.

         (b) TERMINATION OF VINCENT'S EMPLOYMENT. Notwithstanding anything contained herein to the contrary, in the event that (i) Vincent's employment by the Buyer pursuant to the terms and conditions of the Employment Agreement (as defined below) is terminated for Cause (as defined in the Employment Agreement) by the Buyer or voluntarily by Vincent on or prior to April 28, 1999, no EBIT Payments shall be made to the Stockholders or (ii) Vincent's employment by the Buyer pursuant to the terms and conditions of the Employment Agreement is terminated for Cause by the Buyer or voluntarily by Vincent after April 28, 1999 but on or prior to August 31, 1999, no Second EBIT Payment shall be made to the Stockholders. In the event that Vincent's employment by the Buyer pursuant to the terms and conditions of the Employment Agreement is terminated without Cause by Buyer or due to Vincent's death or Disability (as defined in the Employment Agreement) at any time on or prior to August 31, 1999, the EBIT Payments, if any, shall be made to the Stockholders in accordance with the provisions hereof.

         SECTION 1.05 PAYMENT OF EBIT PAYMENTS; DISPUTES. The Buyer shall deliver to Vincent an accounting of (i) the Initial EBIT Payment no later than April 1, 1999 and (ii) the Second EBIT Payment no later than October 1, 1999 (in either case an "EBIT PAYMENT NOTICE"). In the

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

event Vincent disputes either such accounting, he shall deliver written notice thereof (the "EBIT DISPUTE NOTICE") to the Buyer within ten (10) business days of his receipt of the EBIT Payment Notice. If the Buyer and Vincent are unable to agree on the amount of an EBIT Payment within ten (10) business days of Buyer's receipt of the EBIT Dispute Notice, each of Buyer and Vincent shall submit their respective calculation of such EBIT Payment to Arthur Andersen and Arthur Andersen shall determine the amount of such EBIT Payment. The determination of Arthur Andersen shall be final and binding on the parties and the costs associated with such determination shall be borne by the party whose calculation of such EBIT Payment differs most from Arthur Andersen's calculation of such EBIT Payment. The Initial EBIT Payment, if any, required to be made pursuant to the provisions of Section 1.04(b) shall be made by the Buyer to Vincent on behalf of the Stockholders by check or wire transfer as Vincent may direct no later than May 1, 1999 if Vincent fails to deliver an EBIT Dispute Notice, or if Vincent delivers an EBIT Dispute Notice as promptly as practicable but in any event within ten (10) business days following the agreement or determination of the EBIT Payment. The Second EBIT Payment, if any, required to be made pursuant to Section 1.04 (b) shall be made by Buyer to Vincent on behalf of the Stockholders by check or wire transfer as Vincent may direct no later than November 1, 1999 if Vincent fails to deliver an EBIT Dispute Notice, or if Vincent delivers an EBIT Dispute Notice as promptly as practicable but in any event within ten (10) business days following the agreement or determination of the Second EBIT Payment. Vincent and his legal and financial advisors shall have access to all financial records of Global material to the calculation of the EBIT Payments during normal business hours upon at least 24 hours prior notice to Buyer.

         SECTION 1.06 POWER OF ATTORNEY. Each Stockholder does hereby appoint, make and constitute Vincent as its true and lawful attorney, to act in its absolute discretion for it, in its name, place and stead to calculate, determine, receive and disburse the Additional Payments; if any, and to sign, seal, acknowledge, execute and/or deliver any and all documents and related instruments relating to or in connection with the Additional Payments, giving and granting to Vincent full power to do and perform all and every act and thing whatsoever requisite and necessary to be done with reference to the Additional Payments as fully to all intent and purposes as each such Stockholder might or could do if personally present at the doing thereof, with full power of substitution and revocation, hereby ratifying and confirming all that Vincent may or shall lawfully do or cause to be done by virtue of this power of attorney. The power of attorney granted hereunder is coupled with an interest and shall not be affected by the disability of a Stockholder and shall not expire until all such matters relating to the Additional Payments have been finally concluded or adjudicated in full.

         SECTION 1.07 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Blake, Cassels & Graydon, 10:00 a.m. (Toronto time) on March 3, 1998 (the "CLOSING DATE") in Toronto, Ontario.

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

         (a) STOCKHOLDERS' DELIVERIES. In connection with the Closing, the Stockholders shall cause to be delivered to the Buyer the following (or receive the Buyer's written waiver with respect thereto):

            (i) Stock certificates evidencing the Shares, endorsed to transfer in blank or with an executed blank stock power attached in a form sufficient to permit the valid transfer of the Shares;

           (ii) the original minute books (including the By-laws certified by each Company's secretary), stock record books and corporate seals, if any, of each Company;

          (iii) A copy of the Articles of Incorporation of each Company, as certified as of a recent date by each Company's Secretary; a Certificate of Status, as certified by the Ministry of Consumer and Commercial Relations for the Province of Ontario;

           (iv) A copy of the Articles of Incorporation of GHI as certified as of a recent date by the Secretary of GHI and a Certificate of Status as certified by the Ministry of Consumer and Commercial Relations for the Province of Ontario;

            (v) A copy of the Trust Indenture or other governing documents of the Trust, as certified as of a recent date by the Trustee thereof;

           (vi) A copy of resolutions of the Board of Directors of GHI certified by GHI's Secretary as being complete and correct as of the Closing Date and satisfactory in form and substance to Buyer authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and the acts of the officers and employees of GHI in carrying out the terms and provisions hereof;

          (vii) Share transfer powers executed in blank with reference to the Exchangeable Shares which such share transfer powers are to be delivered to the Escrow Agent;

         (viii) Consents dated effective as of the Closing Date, with respect to the transactions contemplated by this Agreement, in a form approved by Buyer in its reasonable discretion, to the extent required under each Company's property leases, rental contracts and any other material contracts;

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

           (ix) All Non-Competition and Non-Disclosure Agreements existing on the Closing Date, from each of the employees of Global and GTA (if any) identified on SCHEDULE 1.07(A)(IX);

            (x) All of the books, data, documents, instruments and other records relating to the Business;

           (xi) A certificate confirming that no Stockholder is a non-resident of Canada for purposes of the Income Tax Act (Canada);

          (xii) Opinions of counsel to the Stockholders dated as of the Closing Date and substantially in the forms of EXHIBIT A-1 and EXHIBIT A-2 attached hereto;

         (xiii) Resignations of the officers and directors of each Company;

          (xiv) Evidence satisfactory in form and substance to the Buyer and its counsel that those shares of capital stock of Global set forth on SCHEDULE 1.07(A)(XIV) (the "REDEEMED SHARES") have been redeemed in full by Global pursuant to documents of transfer satisfactory in form and substance to Buyer and its counsel and in accordance with applicable law on or prior to the Closing Date;

           (xv) A certified resolution of each of the directors of the Companies approving the transfers of the Shares contemplated hereby;

          (xvi) Evidence satisfactory in form and substance to the Buyer and its counsel that the real property described on SCHEDULE 1.07(A)(XVI)(the "TRANSFERRED REAL PROPERTY") has been transferred by Global to a third party pursuant to documents of transfer satisfactory in form and substance to the Buyer and its counsel on or prior to the Closing Date;

         (xvii) Evidence satisfactory in form and substance to Buyer and its counsel that Executive Corporate Housing Calgary, Inc. ("GLOBAL CALGARY") has changed its name to a name which does not include the words "Global" or "Executive Corporate Housing" (the "NAME CHANGE"); and

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

        (xviii) Such other certificates, documents and instruments as the Buyer and its counsel shall reasonably require.

         (b) BRIDGESTREET'S AND BUYER'S DELIVERIES. In connection with the Closing, BridgeStreet and the Buyer shall deliver to the Stockholders the following (or receive the Stockholders' written waiver with respect thereto):

            (i) The Closing Payment;

           (ii) The Book Value Payment (subject to the election of the Buyer as set forth in Section 1.03(a) above);

          (iii) A copy of the resolutions of the Board of Directors of each of BridgeStreet and the Buyer certified by its Secretary or Assistant Secretary as of the date hereof as being complete and correct as of the Closing Date and the date hereof and satisfactory in form and substance to the Stockholders, authorizing and approving the execution, delivery and performance of this Agreement, the reservation and issuance of the Exchangeable Shares and shares of BridgeStreet Stock (as defined below), as the case may be, and the other transactions contemplated hereby and the acts of the officers and employees of BridgeStreet and the Buyer in carrying out the terms and provisions hereof;

           (iv) The Share Certificates for the Exchangeable Shares which such certificates are to be delivered into a temporary escrow pending delivery to the Escrow Agent pursuant to the Escrow Pledge Agreement;

            (v) A copy of the Articles of Incorporation of the Buyer as certified by the Secretary of the Buyer;

           (vi) A copy of the Certificate of Incorporation of BridgeStreet as certified as of a recent date by the Secretary of State of the State of Delaware;

          (vii) Opinions of counsel to Buyer and BridgeStreet dated as of the Closing Date and substantially in the forms of EXHIBITS B-1 and B-2 attached hereto; and

         (viii) Such other certificates, documents and instruments as the Stockholders and their counsel shall reasonably require.

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

         (c) JOINT DELIVERIES. In connection with the Closing, the named parties shall cause to be delivered the following:

            (i) An Employment Agreement between the Buyer and Vincent dated as of the Closing Date, substantially in the form attached hereto as EXHIBIT C (the "EMPLOYMENT AGREEMENT");

           (ii) A Support Agreement among BridgeStreet, the Buyer and the Stockholders dated as of the Closing Date, substantially in the form attached hereto as EXHIBIT D (the "SUPPORT AGREEMENT");

          (iii) An Escrow Pledge Agreement among the Buyer, the Stockholders and the escrow agent dated as of the Closing Date, substantially in the form attached hereto as EXHIBIT E (the "PLEDGE AGREEMENT"); and

           (iv) Such further documents, resolutions, certificates and instruments as any party or its counsel reasonably requests to facilitate the consummation of the transactions contemplated hereby.

         (d) TAXES. The Stockholders shall be responsible for all sales, use and other transfer taxes (including bulk sales taxes, if any) imposed by federal, state, provincial or local law with respect to the sale of the Shares to the Buyer.


                                   ARTICLE II
                        REPRESENTATIONS AND WARRANTIES OF

                                THE STOCKHOLDERS

         The Stockholders jointly and severally represent and warrant to the Buyer and BridgeStreet that the following representations and warranties are true and correct (i) on the date hereof, except as expressly provided in the Disclosure Schedule attached hereto (the "DISCLOSURE SCHEDULE") by specific reference to a Section of this Article 2, and (ii) will be true and correct on the Closing Date, except as expressly provided in the Disclosure Schedule, as amended, by specific reference to a Section of this Article 2.

         SECTION 2.01 ORGANIZATION AND AUTHORITY. Each of the Companies and GHI is a corporation duly organized, validly existing, and in good standing under the laws of the Province of Ontario, and has full corporate power and authority and all necessary licenses and permits to conduct its business and own its property as now conducted and owned. The Trust is a trust duly organized, validly existing, and in good standing under the laws of the Province of Ontario and has full power and authority to conduct its business and own its property as now conducted and owned. Neither Company is or has been required to be qualified or licensed as an extra-provincial or foreign corporation in any governmental jurisdiction. GHI has full corporate power and authority, and the Trust, its Trustees and Vincent have full power, authority and capacity, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of GHI and the trustees of the Trust, and no other corporate proceedings on the part of GHI, and no other actions on the part of the Trust or Vincent, are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Stockholders and constitutes a legal, valid and binding obligation of the Stockholders enforceable against each in accordance with its terms.

         SECTION 2.02 CAPITALIZATION OF THE COMPANIES; NO SUBSIDIARIES. The authorized capital stock of Global consists of (i) an unlimited number of Class A Common shares, (ii) an unlimited number of Class B Common shares, (iii) an unlimited number of Class C Common shares, (iv) an unlimited number of Class A Preferred shares, (v) an unlimited number of Class B Preferred shares and (vi) an unlimited number of Class C Preferred shares, of which the following shares are issued and outstanding (i) 100 shares of Class A Common, (ii) 100 shares of Class B Common, (iii) 625 shares of Class A Preferred, and (iv) 57,149 shares of Class C Preferred (collectively, the "OUTSTANDING GLOBAL SHARES"). The authorized capital stock of GTA consists of (i) an unlimited number of common shares and (ii) an unlimited number of special shares of which 3 common shares are issued and outstanding (the "OUTSTANDING GTA SHARES" and together with the Outstanding Global Shares, the "OUTSTANDING SHARES"). The Outstanding Shares are held by such persons and in such amounts as are set forth in SECTION 2.02 of the Disclosure Schedule. Upon the redemption of the Redeemed Shares, the Shares held by the Stockholders (i) comprise all of the issued and outstanding shares of stock of each Company, (ii) are duly authorized, validly issued, fully paid and non-assessable and are owned of record and beneficially by the Stockholders,
(iii) are held by the Stockholders free and clear of any Encumbrances, and (iv) are not bound by or subject to any proxy, agreement, voting trust or other restriction regarding the voting thereof. Neither Company has any authorized class of capital stock other than those set forth above. The Companies neither own nor have owned any shares of capital stock or other securities of, or any other interest in, nor does either Company control or has it controlled, directly or indirectly, any other corporation, association, joint venture, partnership, or other business organization.

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

         SECTION 2.03 NO RIGHTS TO PURCHASE OR REGISTER STOCK. No person, firm, or corporation has any written or oral agreement, option, warrant, call, understanding, commitment, or any right or privilege capable of becoming a binding agreement, for the acquisition of shares of any class of capital stock of either Company, and neither Company has otherwise agreed to issue or sell any shares of its capital stock or obligated itself to register or qualify for distribution any shares of capital stock with the governing governmental authorities. Neither Company is obligated directly, indirectly or contingently to purchase any shares of capital stock except for the Redeemed Shares. The cancellation of the shares of the capital of Ontario Vacations Corporation ("OVC") and Execupart City Centre Inc. ("ECCI") held by Granite Development Corporation or Granite Capital Development Corporation (Northern and Eastern), as the case may be, was validly effected under applicable law and such shares were validly cancelled so that at the dates of amalgamation of such corporations with Global, neither Granite Development Corporation nor Granite Development Corporation (Northern and Eastern), nor their successors in interest, was a shareholder of OVC or ECCI as the case may be, or became a shareholder of the amalgamated entity. Global does not have any liability or obligation to either Granite Development Corporation or Granite Capital Development Corporation (Northern and Eastern), or their successors in interest.

         SECTION 2.04 OWNERSHIP AND TITLE TO OUTSTANDING SHARES. Except for the Redeemed Shares, the Stockholders are the sole registered and beneficial holders of the Outstanding Shares. The Stockholders own all of their respective Outstanding Shares free and clear of any Encumbrances and at the Closing will transfer to the Buyer ownership and title to the Outstanding Shares (except for the Redeemed Shares) free and clear of any Encumbrances.

         SECTION 2.05 NO VIOLATION OF EXISTING AGREEMENTS. The execution and delivery of this Agreement, together with all documents and instruments contemplated herein, the consummation of the transactions contemplated hereby and thereby, and the compliance with the terms, conditions and provisions hereof by the Stockholders shall not (i) contravene any provisions of Global's, GTA's or GHI's Articles of Incorporation or By-Laws or the Trust's governing instrument or agreement; (ii) conflict with or result in a breach of or constitute a default (or an event that might, with the passage of time or the giving of notice or both, constitute a default) or give rise to any right to terminate, cancel or accelerate or to any loss of benefit under any of the terms, conditions, or provisions of any lease, indenture, mortgage, loan, or credit agreement or any other agreement or instrument to which Global, GTA, or any Stockholder is a party or by which it (or him) or its (or his) assets may be bound or affected; (iii) violate or constitute a breach of any decision, judgment, or order of any court or arbitration board or of any governmental department, commission, board, agency, or instrumentality, domestic or foreign, by which Global, GTA or any Stockholder is bound or to which it (or he) is subject; or (iv) violate any applicable law, rule, or regulation to which Global, GTA or any Stockholder or any of its (or his) property is bound.

         SECTION 2.06 NO CONSENTS OR APPROVALS OF GOVERNMENTAL AUTHORITIES OR OTHERS. No consent or approval of, or filing and expiration of a waiting period or a period for disapproval by, any governmental authority or other third party (including but not limited to any lenders of Global, GTA or the Stockholders), is required for the transfer of control of Global or GTA or for the Stockholders to consummate the transactions contemplated by this Agreement.

         SECTION 2.07 FINANCIAL STATEMENTS.

         (a) RESULTS OF OPERATION. Each Company's financial statements attached as SCHEDULE 2.07 hereto (the "FINANCIAL STATEMENTS") fairly present the financial position and results of operations of such Company as of and for their respective dates, in conformity with Canadian GAAP applied on a consistent basis, except as otherwise noted therein.

         (b) INTERNAL CONTROLS. Each Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Canadian GAAP and with statutory accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         SECTION 2.08 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in or reserved against the most recent balance sheet in the Financial Statements, each Company (a) did not have as of November 30, 1997 (the "BALANCE SHEET DATE") any liability or obligation of any nature, whether accrued, absolute, contingent, or otherwise and whether due or to become due, including without limitation liabilities that may become known or arise after the date hereof and which relate to transactions entered into or any state of facts existing on or before the Balance Sheet Date, which would be required under Canadian GAAP to be shown in such balance sheet or referenced in the notes thereto, and (b) has not incurred since the Balance Sheet Date any such liability or obligation except in the ordinary course of business.

         SECTION 2.09 CONDUCT OF BUSINESS SINCE THE BALANCE SHEET DATE. Since the Balance Sheet Date, neither Company has taken or agreed to take any action that would obligate it to have:

         (a) taken any action or entered into or agreed to enter into any transaction, agreement, or commitment other than in the ordinary course of business; or entered into any transaction, agreement or commitment to manage a Leased Premises (as defined below) or market the Business;

         (b) entered into or agreed to enter into any transaction, agreement, or commitment, suffered the occurrence of any event or events, or experienced any material change in financial condition, business, results of operations, prospects, or otherwise, (i) that has interfered or is reasonably likely to interfere with the normal and usual operations of Global's business or its business prospects, or (ii) that, singly or in the aggregate, has resulted in or is reasonably likely to have a material adverse effect on such Company's business, assets, financial position, results of operations or prospects (a "MATERIAL ADVERSE EFFECT");

         (c) incurred any indebtedness for borrowed money, amended any existing debt instruments or agreements to increase borrowings (except borrowings in the ordinary course of business to finance working capital) or assumed, guaranteed, endorsed, or otherwise become responsible for the obligations of any other individual, partnership, firm, or corporation (except to endorse checks for collection for deposit in the ordinary course of business), or made any loan or advance to any individual, partnership, firm or corporation (except for loans to any employee of either such Company made in the ordinary course of business which in the aggregate do not exceed $5,000.00 CAN);

         (d) made any investment of a capital nature or entered into a commitment for such investment either by purchase of stock or securities, contributions to capital, property transfer, or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm, or corporation, other than capital expenditures in the ordinary course of business that individually do not exceed $10,000.00 CAN and in the aggregate do not exceed $20,000.00 CAN;

         (e) mortgaged, pledged, or otherwise encumbered, or, other than in the ordinary course of business, sold, transferred, or otherwise disposed of, any of the properties or assets of such Company, including any cancelled, released, hypothecated, or assigned indebtedness owed to such Company, or any claims held by such Company;

         (f) declared, set aside, or paid any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of the capital stock of such Company, or otherwise issued or acquired, directly or indirectly, any shares of capital stock of such Company except for the Redeemed Shares;

         (g) paid any bonus compensation or fee to any officer, director, stockholder, or employee of such Company or otherwise increased the compensation paid or payable to any of the foregoing;

         (h) sold, assigned, or transferred any trademarks, trade names, logos, copyrights, formulae, or other intangible assets;

         (i) contracted with or committed to any third party (A) to sell any capital stock of such Company, (B) to sell any material assets of such Company other than in the ordinary course of business, (C) to effect any merger, consolidation, or other reorganization of such Company, or (D) to enter into any agreement with respect thereto;

         (j) entered into any leases of more than six months other than in the ordinary course of business, or amended any existing leases of more than six months;

         (k) amended its Articles of Incorporation or By-laws;

         (l) made any material write-up or write-down in the value of its assets; or

         (m) made any change in its accounting, policies or procedures.

         SECTION 2.10 TITLE TO ASSETS. SECTION 2.10 of the Disclosure Schedule describes fully all tangible and intangible assets (including but not limited to accounts receivable) and personal property owned by each Company (the "ASSETS"). Each Company has good and clear record and marketable title to its respective Assets, free and clear of all Encumbrances, except (a) as reflected in the balance sheet contained in the Financial Statements, or as specified in the notes thereto, (b) the lien of taxes not yet due or payable or being contested in good faith by appropriate proceedings and (c) such imperfections of title and encumbrances, if any, as do not materially detract from the value or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations. The Assets consist of all assets used in or necessary to conduct the Business.

         SECTION 2.11 Intentionally Omitted.

         SECTION 2.12 INTELLECTUAL PROPERTY. Each Company owns free of any Encumbrance, is licensed or, to the Stockholders' knowledge, otherwise has the full and unrestricted right to use the trademarks, trade names and service marks listed in SECTION 2.12 of the Disclosure Schedule, and all inventions, copyrights, technology, know-how, trade secrets, customer lists, technology, technical data, mask works, databases, computer software (including source and object codes), web address sites and domain names and techniques used in the Business (collectively, the "PROPRIETARY INFORMATION"). Neither Company has any obligation still outstanding to compensate other persons for the use of any Proprietary Information or for the sale of any service comprising or derived from Proprietary Information. Neither Company has granted to any other person any license or other right to use in any manner any of the Proprietary Information, whether or not requiring the payment of royalties. To the best of the Stockholders' knowledge: (i) no other person has a right or license granted directly or indirectly by or through either Company to use any Proprietary Information, (ii) none of the Proprietary Information is being infringed by others, or is subject to any outstanding order, decree, judgment or stipulation, (iii) there are no claims or demands of any other person, and no proceedings have been instituted, or are pending or threatened, relating to the Proprietary Information, and (iv) no proceeding has been filed or threatened charging either Company with infringement of any patent, trademark, copyright, or other proprietary right, nor is there any basis for any such proceeding.
SECTION 2.12 of the Disclosure Schedule lists all telephone numbers used by the Business since January 1, 1996.

         SECTION 2.13 OBLIGATIONS TO OR FROM AFFILIATES. SECTION 2.13 of the Disclosure Schedule contains a true and complete description of each transaction conducted or completed, in whole or in part, since January 1, 1997, or currently proposed, between a Company on the one hand, and any other officer or director of either Company, a Stockholder or any Affiliate (as defined below) of any such person on the other hand (in each case an "INSIDER"). All transactions heretofore between either Company and an Insider have been conducted on an arm's-length basis on terms no different than would be obtained if the transaction had been between such Company and an unrelated party. Except for debts or other outstanding obligations reflected on the most recent balance sheet in the Financial Statements, there are no debts or other obligations of either Company to, or to either Company from, an Insider. As used herein, "AFFILIATE" of a designated person means (i) any stockholder, officer, director, trustee or beneficiary of a Stockholder, (ii) any member of the immediate family of such person or of any officer or director of either Company or (iii) any entity in which such any person, entity or family member is an officer or owner of more than five percent (5%) of beneficial interest in the outstanding equity securities.

         SECTION 2.14 MATERIAL CONTRACTS. SECTION 2.14 of the Disclosure Schedule lists all material leases, contracts, instruments, agreements or commitments relating to the conduct of the Business or to which either Company is a party or by which its respective assets are bound (the "MATERIAL CONTRACTS"). Each Company has delivered to the Buyer true and correct copies or representative examples thereof of each Material Contract and a written description, accurate in all material respects, of each oral arrangement so listed. Without limiting the generality of the foregoing, the aforesaid list includes all contracts, agreements and instruments of the following types:

         (a) labor union contracts, together with a list of all labor unions representing or actively and visibly attempting to represent employees of either Company, to the knowledge of the Stockholders;

         (b) pension, retirement, deferred compensation, death benefit, profit sharing or other employee incentive, fringe benefit, stock purchase, stock option, hospitalization or insurance plans or arrangements (and grant certificates or other documents issued thereunder) or vacation pay, severance pay and other similar benefit arrangements for officers, employees or agents, together with a list of all pensioned employees or obligations to provide any pensions hereafter;

         (c) bonus plans or arrangements maintained by either Company, together with a list of employees eligible to participate;

         (d) employment contracts or agreements, consulting agreements, agreements providing for termination or severance benefits, non-competition agreements, non-disclosure agreements, contracts for professional personal services, contracts with other persons engaged in sales or distributing activities, and advertising contracts;

         (e) written or oral agreements, understandings and arrangements of any kind with any officer, director, employee, stockholder or agent of either Company relating to present or future compensation or other benefits available to such person or otherwise, together with a list of the names and current annual salary rates of all present officers and employees of either Company whose current salary rate is $25,000 CAN or more, and any bonuses paid or payable to each such person for the fiscal years ending February 28, 1996, 1997 and 1998;

         (f) indentures, loan agreements, notes, security agreements, mortgages, conditional sales contracts, leases of personal property, contracts for the purchase or sale of real or personal property, and agreements for financing;

         (g) licenses and other contractual rights to any Proprietary Information, including, without limitation, any copyright, trademark, service mark or trade name, whether domestic or foreign, owned in whole or in part or used by either Company;

         (h) other license agreements (as licensor or licensee);

         (i) property, casualty, theft, directors and officers, and other forms of insurance;

         (j) bank accounts and safety deposit boxes identifying all authorized signatories, together with a list of all effective powers of attorney granted by either Company to anyone;

         (k) agreements, contracts or other arrangements to which either Company is a guarantor, surety or endorser;

         (l) contracts, agreements, commitments, arrangements or understandings providing for the purchase or sale of all or substantially all of each Company's or a customer's requirements for a particular product from a single supplier or to a single customer;

         (m) contracts, agreements, commitments, arrangements or understandings limiting the freedom of either Company from competing in any line of business or with any person or entity;

         (n) leases of real property (regardless of whether either Company is the lessor or lessee); and

         (o) contracts, agreements, instruments, arrangements or understandings which have not been included in items (a) through (n) above which otherwise are material to the Business including but not limited to any agreements or commitments to manage a Leased Premises or market the Business.

         All of the Material Contracts are in full force and effect. Each Company and (to the knowledge of the Stockholders) each other party to each of the Material Contracts have performed all the obligations required to be performed by them to date, have received no notice of default and are not in default (with due notice or lapse of time or both) under any of the Material Contracts. Neither Company has any present expectation or intention of not fully performing all its obligations under any of the Material Contracts, and the Stockholders have no knowledge of any breach or anticipated breach by any other party to any of the Material Contracts. There exists no actual or, to the best of the Stockholders' knowledge, threatened termination, cancellation or limitation of the business relationship of either Company with any party to any Material Contract.

         SECTION 2.15 LITIGATION. There are no actions, suits, causes of action, claims, litigation, arbitration, administrative hearings, or other form of proceedings or disputes of any kind pending or, to the knowledge of the Stockholders, threatened against either Company or its respective officers or directors (in their capacities as such) in any court, at law or in equity, or before any arbitration board or any governmental department, commission, board, bureau, agency, or instrumentality. Neither Company is and, to the knowledge of the Stockholders, has been subject to any orders, awards, fines, judgments, decrees, or injunctions. The Stockholders do not know of any basis for any such action, suits, or other form of proceeding or disputes or of any governmental investigation relating to either Company or the Business.

         SECTION 2.16 TAXES.

         For purposes of this Agreement the following terms shall have the meanings set forth below:

            (i) "COMPANY" includes any predecessor corporation of Global or GTA.

           (ii) "TAX ACT" means the Income Tax Act (Canada).

          (iii) "TAX RETURNS" means all returns, amended returns, declarations, reports, estimates, information returns and statements regarding Taxes which are or were filed or required to be filed under applicable law, whether on a consolidated, combined, unitary or individual basis.

           (iv) "TAX" or "TAXES" means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, unemployment insurance and employment insurance payments and workers compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties, imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not.

         (a) Each Company has prepared and filed on time with all appropriate governmental bodies all Tax Returns of every nature required to be filed by or on behalf of such Company in respect of any Taxes or in respect of any other provision in any domestic or foreign federal, provincial, municipal, territorial or other taxing statute for all fiscal periods ending prior to the date hereof and will continue to do so in respect of any fiscal period ending on or before the Closing Date. All such Tax Returns are true, correct and complete in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such Tax Returns is in effect. All Taxes required to be paid prior to the date hereof including all Taxes shown on all such returns, or on any assessments or reassessments in respect of any such returns have been paid in full. There are no liens on any of the assets of either Company which arose in connection with any failure or asserted failure to pay any Tax, other than liens for current Taxes not yet due and payable. Each Company has made adequate provision in the Financial Statements for the payment of all Taxes in respect of all fiscal periods ending on or before the Closing Date.

         (b) There are no reassessments of either Company's Taxes that have been issued and are outstanding and there are no outstanding issues which have been raised and communicated to either Company by any governmental body for any taxation year in respect of which a Tax Return of either Company has been audited. No governmental body has challenged, disputed or questioned either Company in respect of Taxes or of any returns, filings or other reports filed under any statute providing for Taxes. Neither Company is negotiating any draft assessment or reassessment with any governmental body. The Stockholders are not aware of any contingent Tax liabilities or any grounds for an assessment or reassessment of either Company, including, without limitation, unreported benefits conferred on any shareholder of either Company, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice other than as disclosed in the Financial Statements. None of the Companies nor any Stockholder has received any indication from any governmental body that an assessment or reassessment of either Company is proposed in respect of any Taxes, regardless of its merits. Neither Company has executed or filed with any governmental body any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

         (c) Each Company has withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Tax Act all amounts required by law to be withheld, and furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate governmental body. Each Company has remitted all Canada Pension Plan contributions, provincial pension plan contributions, unemployment and employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees and has remitted such amounts to the proper governmental body within the time required under the applicable legislation. Each Company has charged, collected and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever, made by such Company.

         (d) Copies of (A) any Tax examinations, (B) extensions of statutory limitations, (C) the federal, provincial, state and local income and capital Tax Returns of each Company, and (D) correspondence between each Company and all taxing authorities for its last three (3) taxation years will be furnished to the Buyer prior to the Closing Date and such Tax Returns are true, correct and complete.

         (e) The provision for Taxes, if any, shown on the most recent balance sheet contained in the Financial Statements is adequate to cover the aggregate estimated liability of each Company arising out of facts or circumstances occurring on or prior to the Balance Sheet Date for all Taxes.

         (f) At the Closing Date, for purposes of the Tax Act, each Company will own depreciable property of the prescribed classes and having undepreciated capital costs as set out in SECTION 2.16 of the Disclosure Schedule.

         (g) Neither Company nor any of its subsidiaries will at any time be deemed to have a capital gain pursuant to subsection 80.03(2) of the Tax Act as a result of any transaction or event taking place in any taxation year ending on or before the Closing Date.

         (h) None of the Stockholders is a non-resident of Canada for purposes of section 116 of the Tax Act.

         (i) No Taxes will be payable by either Company which would not have been payable but for the redemption of the Redeemed Shares or the transfer of the Transferred Real Property by Global to GHI.

         (j) The amalgamations of Global with OVC and ECCI did not result in either Company being liable to pay any Taxes.

         SECTION 2.17 ABSENCE OF MATERIAL EVENTS. Since January 1, 1997 there has not been: (a) any material adverse change in the business, assets or prospects of either Company nor, to the Stockholders' knowledge, are any such changes threatened, anticipated or contemplated; (b) any actual or, to the Stockholders' knowledge, threatened, anticipated or contemplated damage, destruction, loss, conversion, termination, cancellation, default or taking by eminent domain or other action by governmental authority which has had or may have a Material Adverse Effect; (c) any material and adverse pending or, to the best of the Stockholders' knowledge, threatened, anticipated or contemplated dispute of any kind with any material customer, supplier, source of financing, employee, lessor, landlord, subtenant or licensee of either Company, or any pending or, to the best of the Stockholders' knowledge, threatened, anticipated or contemplated occurrence or situation of any kind, nature or description which is reasonably likely to result in any reduction in the amount, or any change in the terms or conditions, of business with any material customer, supplier, or source of financing, employee, lessor, landlord, subtenant or licensee of either Company; or (d) any pending, or, to the best of the Stockholders' knowledge, threatened, anticipated or contemplated occurrence or situation of any kind, nature or description which is reasonably likely to have a Material Adverse Effect except as has been disclosed in writing (including the schedules hereto) to Buyer as reasonably likely to cause such a Material Adverse Effect.

         SECTION 2.18 ABSENCE OF IMPROPER PAYMENTS. Since January 1, 1993 neither Company: (i) has made any contributions, payments or gifts of its property to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States, any state thereof or any other jurisdiction (foreign or domestic); (ii) has established or maintained any unrecorded fund or asset for any purpose, or has made any false or artificial entries on its books or records for any reason; (iii) has made any payments to any person with the intention or understanding that any part of such payment was to be used for any other purpose other than that described in the documents supporting the payment; or (iv) has made any contribution, or has reimbursed any political gift or contribution made by any other person, to candidates for public office, whether federal, provincial or local, where such contribution or reimbursement would be in violation of applicable law.

         SECTION 2.19 EMPLOYEE BENEFIT PLANS.

         For purposes of this Section 2.19 the following terms shall have the meanings set forth below:

           (i) "EMPLOYEE PLAN" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for bonuses, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by either Company for the benefit of any "Employee" (as defined below), and pursuant to which either Company has or may have any material liability, contingent or otherwise.

          (ii) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of either Company.

         (iii) "EMPLOYEE AGREEMENT" shall refer to each employment, severance, consulting or similar agreement or contract between either Company and any Employee.

         (a) EMPLOYEE PLANS; EMPLOYEE AGREEMENTS. SECTION 2.19(A) of the Disclosure Schedule contains an accurate and complete list of each Employee Plan and each Employee Agreement, together with a schedule of all liabilities, whether or not accrued, under each such Employee Plan. Neither Company has any plan or commitment, whether legally binding or not, to establish any new Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to the Buyer in writing, or as required by this Agreement), or to enter into any Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing;

         (b) DOCUMENTATION PROVIDED TO BUYER. Each Company has provided to the
Buyer: (A) correct and complete copies of all documents embodying each Employee Plan and each Employee Agreement including all amendments thereto and copies of all forms of agreement and enrollment used therewith; (B) the most recent annual actuarial valuations, if any, prepared for each Employee Plan; (C) the three most recent annual reports, if any, required under applicable law in connection with each Employee Plan or related trust; (D) the most recent summary plan description together with the most recent summary of material modifications, if any, required under applicable law with respect to each Employee Plan; (E) all governmental determination letters and rulings (as to rulings, only those received by or to the knowledge of the Stockholders, applicable to either Company) relating to Employee Plans and copies of all applications and correspondence to or from governmental authorities with respect to any Employee Plan; (F) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; and (G) all communications material to any Employee or Employees relating to any Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to either Company;

         (c) COMPLIANCE; ACTIONS; DISCONTINUANCE OF EMPLOYEE PLANS; PENALTIES.
(A) Each Company has performed all obligations required to be performed by it under each of its Employee Plans and each Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations; (B) there are no actions, suits or claims pending, or, to the knowledge of the Stockholders threatened or anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; (C) except as otherwise prohibited by law, each Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to either Company or the Buyer (other than ordinary administration expenses typically incurred in a termination event); (D) there are no inquiries or proceedings pending or, to the knowledge of the Stockholders threatened by any governmental authority with respect to any Employee Plan; and (E) neither Company is subject to any penalty or tax with respect to any Employee Plan;

         (d) PENSION PLANS. Neither Company does now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan;

         (e) MULTIEMPLOYER PLANS. At no time has either Company contributed to or been requested to contribute to any Multiemployer Plan;

         (f) POST-EMPLOYMENT; RETIREMENT BENEFITS. No Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and neither Company has represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute;

         (g) EFFECTS OF TRANSACTIONS. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee;

         SECTION 2.20 LABOR MATTERS. A true and complete list of all of Global and GTA officers and employees (the "EMPLOYEES") and their respective salaries, wages, other compensation, dates of employment, date and amount of last salary increase and positions has been provided to the Buyer by Global. There are no material disputes, employee grievances or disciplinary actions pending or, to the best of the Stockholders' knowledge, threatened by or between either Company and any of the Employees. With respect to the Employees, each Company has complied in all respects with all provisions of all laws relating to the employment of labor and has no liability for any arrears of wages or taxes or penalties for failure to comply with any such law or for any severance or termination payments of any type. No election or proceedings relating to the labor relations of either Company is pending or, to the best of the Stockholders' knowledge, threatened. Neither Company has had any material union activity nor any material labor trouble of any kind, nature or description at any time heretofore. All personnel manuals of each Company are listed in SECTION
2.20 of the Disclosure Schedule and true and complete copies thereof have been provided to the Buyer. To the Stockholders' knowledge no Employee or consultant of either Company shall have the right to receive from such Company a severance payment or other payment in the nature thereof in the event his or her employment is terminated by such Company following the Closing Date, whether such right arises as a matter of contract, past policy or understanding, or otherwise, except as required by the Employment Standards Act (Ontario) or the common law of Ontario.

         SECTION 2.21 PERMITS; COMPLIANCE WITH LAW. Each Company possesses all franchises, permits, licenses, certificates, approvals, and other authorizations ("PERMITS") necessary to own or lease and operate its properties and to conduct its business as now conducted, except for incidental Permits that would be readily obtainable without undue burden in the event of any lapse, termination, cancellation, or forfeiture. To the knowledge of the Stockholders, all such material Permits are in full force and effect, and no suspension or cancellation of any of them is threatened, and no material Permits will be adversely affected by the consummation of this Agreement. Neither Company has failed nor is it failing to comply with any applicable law, rule, regulation, or order, where such failure would have a Material Adverse Effect, and there are no proceedings pending or, to the Stockholders' knowledge, threatened, nor has either Company received notice, regarding any such failure.

         SECTION 2.22 ENVIRONMENTAL MATTERS.

         For the purposes of this Section 2.22 the following terms shall have the meanings set forth below:

                (i) "ENVIRONMENTAL LAW" means a law, rule or regulation of any governmental body in respect of the natural environment, public or occupational health or safety, and the manufacture, importation, handling, transportation,, storage, disposal and treatment of Hazardous Substances.

               (ii) "HAZARDOUS SUBSTANCE" means any solid, liquid, gas, odor, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual, and includes, without limitation, any substance specifically regulated by any Environmental Law and any waste.

         (a) To the Stockholders' knowledge, each Company is in material compliance with all applicable existing Environmental Laws. To the Stockholders' knowledge, there is no alleged or potential liability (including, without limitation, alleged or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) of either Company arising out of, based on or resulting from (i) the presence or release into the environment by either Company of any Hazardous Substance at any location used in connection with the Business by a Company, whether or not owned by a Company or (ii) any violation or alleged violation of any Environmental Law by either Company, which alleged or potential liability, singly or in the aggregate, would have a Material Adverse Effect.

         SECTION 2.23 LEASES. SECTION 2.23 of the Disclosure Schedule sets forth, as of a recent date specified therein (or on an attachment thereto), the number and a brief description of the units of real property (i) leased by either Company from property owners, property managers or others, listing for each such unit the lease term (beginning and ending dates), any extension option, rent expense, lessor name and unit location, and (ii) leased by either Company to its clients or others, listing for each such unit the lease term (beginning and ending dates), lessee name, rental rate and unit location. (Each such leased unit is referred to herein as "LEASED PREMISES".) Except as set forth in SECTION 2.23 of the Disclosure Schedule, each lease covering a Leased Premises is in full force and effect and has not been amended and is in good standing and to the knowledge of the Stockholders there is no dispute thereunder (there existing no default under any such lease which, with the lapse of time or notice or otherwise, would entitle the lessor or lessee to terminate the same). Each Company has the right to use the Leased Premises in accordance with the terms of the respective leases free and clear of all claims or other interests or rights of third parties (exclusive of any claims or other interests or rights any third party or parties may have against the lessor under any such lease). Except as set forth in SECTION 2.23 of the Disclosure Schedule, there is no violation of any covenant, restriction or other agreement or understanding, oral or written, affecting or relating to title or use of any Leased Premises by either Company or, to the knowledge of the Stockholders, by any third party, nor has either Company done any act whereby the unexpired residue of the term is or may be in any way charged or encumbered in accordance with the terms of any such Leases. There is no pending or, to the knowledge of the Stockholders, threatened or contemplated condemnation or similar proceedings or assessments affecting any of the Leased Premises. SECTION
2.23 of the Disclosure Schedule also sets forth a list of all security deposits with respect to all Leased Premises (i) paid to either Company and (ii) paid by either Company to others.

         SECTION 2.24 CORPORATE RECORDS. The books of account, minute books, stock record books, and other records of each Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with commercially reasonable business practices, including the maintenance of an adequate system of internal controls. The minute books of each Company contain all necessary signatures and contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of each Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. As of the Closing Date, all of the books and records referenced in this Section 2.24 will be in the possession of each Company.

         SECTION 2.25 CONDITION OF ASSETS. All premises, fixtures and equipment owned or used by each Company have been properly maintained and are in good operating order and repair (ordinary wear and tear excepted), free from known material defects in construction or design, sound and properly functioning, usable and not obsolete, and, are in compliance with all zoning, building and fire codes and all other laws, rules, regulations and requirements of governmental authorities and the fire insurance rating association having jurisdiction, except to the extent that the failure to be in such compliance, in the aggregate, would not have a Material Adverse Effect.

         SECTION 2.26 ACCOUNTS RECEIVABLE. All of the accounts receivable of each Company shown or reflected on the most recent balance sheet in the Financial Statements, less the reserve for doubtful accounts in the amount shown on such balance sheet, are valid and enforceable claims and subject to no set off or counterclaim and will be collectible in the normal course of business. SECTION
2.26 of the Disclosure Schedule sets forth a list of all accounts receivable of each Company on the Closing Date and except as designated thereon, all accounts receivable are valid and enforceable claims subject to no set off or counterclaim and will be collectible in the normal course of business. Neither Company has accounts or loans receivable from any of its directors, officers or employees (other than loans receivable from employees in the ordinary course of business which in the aggregate do not exceed $5,000.00 CAN).

         SECTION 2.27 CHARTER DOCUMENTS. Each Company has heretofore delivered to the Buyer copies of its Articles of Incorporation and By-laws, both as amended to date, and a list of the officers and directors of each Company in office, all as certified by its respective Secretary.

         SECTION 2.28 BROKERS. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Company.

         SECTION 2.29 PRIVATE COMPANY. Each Company is a "private company" as defined in the Securities Act (Ontario).

         SECTION 2.30 SECURITIES REPRESENTATIONS. The Stockholders have received and had a reasonable opportunity to review a copy of the Prospectus, as amended or supplemented to date, that is a part of BridgeStreet's Registration Statement on Form S-4 (File N. 333-39187), prior to the date of this Agreement.

         SECTION 2.31 DISCLOSURE OF ALL MATERIAL MATTERS. To the knowledge of the Stockholders, no statement of fact set forth in this Agreement (including without limitation all information in the Financial Statements and the other Schedules, Exhibits, and attachments hereto, taken as a whole) or otherwise provided by or on behalf of the Companies to the Buyer is false or misleading in any respect, nor does this Agreement (including, without limitation all information in the Financial Statements and the other Schedules, Exhibits, and attachments hereto, taken as a whole) or any information provided to the Buyer or on behalf of the Companies omit to state a material fact necessary in order to make the statements made or information disclosed, in the light of the circumstances under which they were made or disclosed, not misleading.

                                   ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF BRIDGESTREET AND THE BUYER

         BridgeStreet and the Buyer jointly and severally represent and warrant to the Stockholders that the following representations and warranties were true and correct as of the Closing Date and are true and correct as of the date hereof:

         SECTION 3.01 ORGANIZATION AND AUTHORITY. Each of BridgeStreet and the Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and of the Province of Ontario, respectively, has all requisite corporate power and authority to conduct its business and own its properties as now conducted and owned, and is qualified to do business as a foreign corporation in each jurisdiction (including Ontario) where the failure to be so qualified would, in the aggregate, have a material adverse effect on the business or financial condition of BridgeStreet or the Buyer. Each of BridgeStreet and the Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of BridgeStreet and the Buyer, and no other corporate proceedings on the part of either of them are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each of BridgeStreet and the Buyer and constitutes a valid and binding agreement, enforceable against it in accordance with its terms.

         SECTION 3.02 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by each of BridgeStreet and the Buyer nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of BridgeStreet or the Buyer, (ii) require any consent, approval, authorization, or permit of, or filing with or notification to, any governmental or regulatory authority, (iii) result in a default (or an event that might, with the passage of time or the giving of notice or both, constitute a default) or give rise to any right to terminate, cancel or accelerate or to any loss of benefit under any of the terms, conditions, or provisions of any note, license, lease, agreement, or other instrument or obligation to which BridgeStreet or the Buyer is a party or by which BridgeStreet or the Buyer or any assets of either of them may be bound (other than under BridgeStreet's Revolving Credit Agreement dated as of March 31, 1997, for which a waiver has been sought); or (iv) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to BridgeStreet or the Buyer or any assets of either of them.

         SECTION 3.03 LITIGATION. There are no actions, suits, causes of action, claims, litigation, arbitration, administrative hearings or other form of proceedings or disputes pending, or, threatened, against, involving or affecting BridgeStreet or the Buyer, in any court, at law or in equity, or before any arbitration board or any governmental department, commission, board, bureau, agency, or instrumentality, that either singly or in the aggregate might prevent either BridgeStreet or the Buyer from consummating the transactions contemplated hereby.

         SECTION 3.04 REGISTRATION OF THE BRIDGESTREET STOCK. The shares of BridgeStreet's common stock par value $.01 per share (the "BRIDGESTREET STOCK") to be issued in exchange for the Exchangeable Shares have been registered under BridgeStreet's Registration Statement on Form S-4 (File No. 333-39187) (the "REGISTRATION STATEMENT") in compliance with the U.S. Securities Act of 1933, as amended (the "SECURITIES ACT"). The Registration Statement has been declared effective by the Securities and Exchange Commission. Based in part upon the representations of the Stockholders set forth in Section 2.30 of this Agreement, after the BridgeStreet Stock to be issued in exchange for the Exchangeable Shares has been issued under the terms of the Support Agreement, it may be freely sold by the Stockholders (subject to the restrictions referenced in Section 1.02(c) above) without registration under the Securities Act, subject to the Stockholders' compliance with Rule 145 under the Securities Act. The shares of BridgeStreet Stock to be issued in exchange for the Exchangeable Shares will be, when so issued in accordance with the terms of the Support Agreement, duly authorized, validly issued, fully paid and non-assessable. BridgeStreet previously has delivered (or caused to be delivered) to each Stockholder (or to their counsel) a copy of the Prospectus forming a part of the Registration Statement (the "PROSPECTUS").

         SECTION 3.05 SEC FILINGS. The information contained in the Prospectus, and the information contained in BridgeStreet's periodic and other reports filed under the U.S. Securities Exchange Act of 1934, as amended (subject to the provisions hereof) as of their respective dates, does not contain any statement that, at the time and in the light of the circumstances under which it was made, was false or misleading with respect to any material fact, or that omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

         SECTION 3.06 EXCHANGEABLE SHARES. The Exchangeable Shares to be issued as a portion of the Purchase Price hereunder will be, when so issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and non-assessable. There are no other Exchangeable Shares issued or reserved for issuance except pursuant to this Agreement.

         SECTION 3.07 BRIDGESTREET SECURITIES. No order ceasing or suspending trading in BridgeStreet Stock or prohibiting the sale of BridgeStreet Stock has been issued and no proceedings for this purpose have been instituted, are pending, contemplated or threatened to the best knowledge of Buyer and BridgeStreet. The BridgeStreet Stock to be issued in exchange for the Exchangeable Shares will be duly authorized for trading on the facilities of the Nasdaq National Market ("Nasdaq") and BridgeStreet has no present intention to de-quote such BridgeStreet Stock from Nasdaq.

         SECTION 3.08 ONTARIO SECURITYHOLDERS. Based solely on the shareholder register dated as of February 23, 1998 provided to Buyer by American Securities Transfer & Trust, Inc., transfer agent to BridgeStreet, (i) residents of Ontario are not the registered holders of more than ten percent (10%) of the outstanding shares of BridgeStreet Stock and (ii) the number of Ontario residents who are registered holders of the outstanding shares of BridgeStreet Stock is not more than ten percent (10%) of the total number of registered holders of the outstanding shares of BridgeStreet Stock.

                                   ARTICLE IV

                                    COVENANTS

         SECTION 4.01 COVENANTS OF THE STOCKHOLDERS BRIDGESTREET AND BUYER. The Stockholders BridgeStreet and Buyer covenant and agree to:

         (a) cause the delivery at the Closing of the Employment Agreement, Support Agreement and Escrow Pledge Agreement;

         (b) execute and deliver such other instruments and take such other actions, and the Stockholders shall cause each Company to execute and deliver such instruments and take such action, as may be reasonably required in order to carry out the intent of this Agreement; and

         (c) use his/its best efforts on and after the date hereof to obtain, by instruments satisfactory in form and substance to the other parties, consents effective as of the Closing Date from all third parties where consents are required in order to consummate the transactions contemplated hereby.

         SECTION 4.02 ADDITIONAL COVENANTS OF THE STOCKHOLDERS. The Stockholders covenant and agree with BridgeStreet and the Buyer as follows:

         (a) NON-COMPETITION. For a period of five (5) years from the Closing Date no Stockholder shall engage or become interested, directly or indirectly, as an owner, employee, director, partner, consultant, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, either alone or in association with others, in the operation, management or supervision of any type of business or enterprise that at any time during such period is in any way competitive with the business of BridgeStreet and its operating subsidiaries (collectively, the "BRIDGESTREET GROUP"), except ownership of shares in a publicly-traded corporation or publicly-traded mutual fund or publicly-traded limited partnership in which no Stockholder participates and in which no Stockholder's aggregate ownership interest is five percent (5%) or more.

         The geographic scope of the limitations set forth in this Section 8 shall extend to every city, state, province or country in which any member of the BridgeStreet Group does business (as defined below) or in good faith in the near future intends to commence doing business, during the term set forth above.

         For the purposes of this Section 4.02, the business of the BridgeStreet Group shall mean providing lodging related services including but not limited to providing temporary and permanent lodging accommodations, acting as a lodging reservation agent, providing property management services, providing real estate brokerage services and other various services related to the lodging industry. Such business may be hereinafter referred to as the "BRIDGESTREET BUSINESS".

         If any restriction set forth in this Section 8 is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or is too broad a geographic area, such restriction shall be interpreted to extend only over the maximum period of time, range of activities or geographic area for which it may be enforceable.

         (b) NON-SOLICITATION. During the period described in Section 4.02(a) above, no Stockholder shall, directly or indirectly, whether on behalf of himself or itself or anyone else: (i) solicit or accept orders for a product or service produced or offered in connection with the BridgeStreet Business by any member of the BridgeStreet Group from any present or past customer of any member of the BridgeStreet Group; (ii) induce any such customer to reduce such customer's purchases from the BridgeStreet Group (including without limitation leases of accommodations); (iii) use for his or its benefit or disclose the name and/or requirements of any such customer to any other person or persons, natural or corporate; (iv) enter into any competitive leasing arrangements relating to properties containing units leased by the BridgeStreet Group; or (v) solicit any of the BridgeStreet Group's employees to leave the employ of the BridgeStreet Group or hire anyone who is an employee of the BridgeStreet Group.

         (c) PROPRIETARY INFORMATION. No Stockholder will at any time hereafter knowingly disclose to or use for the benefit of anyone else any of the technology, know-how, trade secrets and techniques used in the Business (the "PROPRIETARY INFORMATION") or the BridgeStreet Proprietary Information (as defined below) without BridgeStreet's prior written authorization in each particular case, unless compelled to disclose any such information by judicial or administrative process, or, in the opinion of legal counsel, by other requirements of law, and will not disclose the same to any person. Each Stockholder also will at all times hereafter take all action and sign and deliver all instruments as BridgeStreet or the Buyer may require to vest or perfect in BridgeStreet or the Buyer all right, title and interest in and to the Proprietary Information or the BridgeStreet Proprietary Information, or to assist BridgeStreet or the Buyer in filing or prosecuting any application, in its or his name or any other name, in any country, for any patent, trademark, service mark, copyright or other or similar right therein, or any modification, reissue, division, continuation, revival or extension thereof, or in conducting any legal or administrative proceedings for securing, protecting or enforcing any of the foregoing, all costs for which will be paid by BridgeStreet or the Buyer. Each Stockholder further agrees that it or he has disclosed to BridgeStreet in writing all proprietary information conceived or developed in whole or in part by it or him relating to either Company or the BridgeStreet Group prior to the date hereof. As used herein, "BRIDGESTREET PROPRIETARY INFORMATION" means (i) any and all inventions, discoveries, ideas, research, engineering methods, practices, processes, systems (including, without limitation, reservation systems), formulae, designs, products, projects, improvements and developments which (a) have not been generally available, (b) relate to the BridgeStreet Group or any subsequently-formed operating subsidiary of BridgeStreet, and (c) are made, conceived or reduced to practice by the Stockholders subsequent to the date hereof, or by any other employee or consultant of the BridgeStreet Group, or in whole or in part at the expense of the BridgeStreet Group or on the premises of the BridgeStreet Group or with the assistance of the BridgeStreet Group's employees or consultants with the BridgeStreet Group's equipment or supplies or those of the BridgeStreet Group's employees or consultants, and (ii) any and all trade secrets, reservation systems, marketing plans, forecasts, unpublished financial statements, budgets, licenses, prices and employee, lessor, customer and supplier lists of the BridgeStreet Group.

         SECTION 4.03 COVENANTS OF BRIDGESTREET, THE BUYER AND THE STOCKHOLDERS. BridgeStreet, the Buyer, Vincent and the Stockholders covenant and agree as follows:

         (a) BEST EFFORTS. Subject to the terms and conditions hereof, each party to this Agreement agrees to fully cooperate with the others and the others' counsel, accountants and representatives in connection with any steps required to be taken as part of its obligations under this Agreement.

         (b) PUBLIC ANNOUNCEMENTS. All public announcements, notices or other communications made by Global, GTA or the Stockholders regarding this Agreement and the transactions contemplated hereby to third parties other than the parties hereto and their respective advisors shall require the prior approval of BridgeStreet, except as may be required by law.

         (c) NOTIFICATION OF CERTAIN MATTERS. Each of the parties (the "NOTIFYING PARTY") shall give prompt notice to the other parties of any material failure of the Notifying Party to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it or him or her hereunder.

         SECTION 4.04 COVENANTS OF BRIDGESTREET. BridgeStreet covenants and agrees to use its best efforts, at its sole cost and expense, to ensure that the shares of BridgeStreet Stock delivered to the Stockholders upon the exchange of the Exchangeable Shares are, at such time, listed and tradeable on the Nasdaq or such other system or exchange or market on which such stock is listed and traded at such date. In the event that a holder of Exchangeable Shares wishes to dispose of underlying BridgeStreet Stock, it shall so advise BridgeStreet. If at that time the sale of such BridgeStreet Stock through the Nasdaq (or other U.S. exchange or market on which such BridgeStreet Stock is then listed) would not be permitted under Ontario Securities Commission ("OSC") Rule 72-5A or under proposed OSC Rule 72-501 or otherwise, BridgeStreet shall, at its cost and expense, use its best efforts to obtain a discretionary order from the OSC permitting such trade.

                                    ARTICLE V
                              CONDITIONS OF CLOSING

         SECTION 5.01 CONDITIONS TO BRIDGESTREET'S AND THE BUYER'S OBLIGATION TO CLOSE. The obligation of BridgeStreet and the Buyer to sign and consummate the transactions contemplated by this Agreement are subject to the satisfaction or (if applicable) the waiver of the Buyer and BridgeStreet in writing, in whole or in part, of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Stockholders in Article 2 of this Agreement must be accurate in all material respects as of the date of this Agreement.

         (b) COVENANTS AND OTHER OBLIGATIONS. Each of the covenants and obligations that each Stockholder is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date must have been duly performed and complied with in all material respects.

         (c) MINIMUM FINANCIAL REQUIREMENTS. The Buyer at its sole discretion shall have satisfied itself of the fulfillment (or projected fulfillment) by the Business as of the Closing Date and as of the date hereof of the following financial requirements:

         Minimum Tangible Net Book Value of  Assets ....................................                $0

         Minimum Pro Forma EBIT for the Fiscal Year Ending

         February 28, 1998..............................................................      $700,000 CAN

         Minimum Pro Forma EBIT

         for the Fiscal Year Ending February 28, 1999...................................    $1,000,000 CAN

         Minimum Projected Revenues for the Fiscal Year Ending
         February 28, 1998..............................................................   $13,000,000 CAN

         Minimum Projected Revenues for the Fiscal Year Ending
         February 28, 1999..............................................................   $15,000,000 CAN

         (d) EXECUTION AND DELIVERY OF DOCUMENTS. The Stockholders shall have executed (or had executed) and delivered to the Buyer the items required to be delivered pursuant to Sections 1.07(a)(i) through (xvii) and Sections 1.07(c)(i) through (iv).

         (e) CONSENTS. All consents or approvals required for the consummation of the transactions contemplated by this Agreement by any third party shall have been obtained and be duly effective.

         (f) BOARD OF DIRECTORS APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of BridgeStreet.

         (g) GOVERNMENT APPROVALS. All approvals, consents, permits or licenses from any federal, state or local governmental agency or body required in connection with the consummation of the transactions contemplated hereby shall have been duly obtained to the extent that such approvals, consent, permits or licenses can be legally obtained.

         (h) NO INJUNCTIONS; NO OTHER APPROVALS. No preliminary or permanent injunctive or other order shall have been issued by any federal or state regulatory body or agency prohibiting the consummation of the transactions contemplated hereby; no governmental agency or body shall have instituted or notified any party of its intention to institute or threaten to institute any suit, action, or legal or administrative proceeding to restrain, enjoin or otherwise question the validity or legality of the transactions contemplated by this Agreement, and no order or decree so restraining or enjoining such transactions shall be in effect; and no other consent or approval required for the consummation of the transactions contemplated hereby by any third party shall not have been obtained and be duly effective.

         (i) REDEMPTION OF CAPITAL STOCK. Global shall have consummated the redemption of the Redeemed Shares.

         (j) TRANSFERRED REAL PROPERTY. Global shall have consummated the transfer of the Transferred Real Property.

         (k) NAME CHANGE. Global Calgary shall have completed the Name Change.

         SECTION 5.02 CONDITIONS TO STOCKHOLDERS' OBLIGATION TO CLOSE. The obligation of the Stockholders to sign and consummate the transactions contemplated by this Agreement are subject to the satisfaction or the waiver of the Stockholders in writing, in whole or in part, of each of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by BridgeStreet and the Buyer in Article 3 of this Agreement must be accurate in all material respects as of the date of this Agreement.

         (b) COVENANTS AND OTHER OBLIGATIONS. Each of the covenants and obligations that each of BridgeStreet and the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date must have been duly performed and complied with in all material respects.

         (c) EXECUTION AND DELIVERY OF DOCUMENTS. The Buyer shall have delivered to the Stockholders the Closing Payment and the items required to be delivered pursuant to Sections 1.07(b)(i) through (viii) and Sections 1.07(c)(i) through
(iv).

         (d) GOVERNMENT APPROVALS. All approvals, consents, permits or licenses from any federal, state or local governmental agency or body required in connection with the consummation of the transactions contemplated hereby shall have been obtained.

         (e) NO INJUNCTIONS; NO OTHER APPROVALS. No preliminary or permanent injunctive or other order shall have been issued by any federal or state regulatory body or agency prohibiting the consummation of the transactions contemplated hereby; no governmental agency or body shall have instituted or notified any party of its intention to institute or threaten to institute any suit, action, or legal or administrative proceeding to restrain, enjoin or otherwise question the validity or legality of the transactions contemplated by this Agreement, and no order or decree so restraining or enjoining such transactions shall be in effect; and no other consent or approval required for the consummation of the transactions contemplated hereby by any third party shall not have been obtained and be duly effective.

                                   ARTICLE VI
                          SURVIVAL AND INDEMNIFICATION

         SECTION 6.01 SURVIVAL. The representations, warranties, covenants and agreements set forth in this Agreement shall be deemed to have survived the Closing Date notwithstanding any contrary terms of this Agreement, and whenever such representations, warranties, covenants and agreements of this Agreement are referred to in this Article 6, the text of the same as set forth in all other Articles of this Agreement shall be deemed to be set forth in their entirety herein, and the same are hereby incorporated herein by such references. Each such representation, warranty, covenant and agreement shall be deemed to have been relied upon by the party or parties to which made, notwithstanding any investigation or inspection made by or on behalf of such party or parties, and shall not be affected in any respect by any such investigation or inspection.

         SECTION 6.02 AGREEMENTS TO INDEMNIFY.

         For purposes of this Article VI, the following terms shall have the meanings set forth below:

            (i) "CLAIMS" means assertions of indemnification obligations hereunder made by an Indemnified Party.

           (ii) "DAMAGES" means claims, damages, liabilities, losses, judgments, settlements, and expenses, including, without limitation, all reasonable fees and disbursements of counsel incident to the investigation or defense of any claim or proceeding or threatened claim or proceeding.

          (iii) "INDEMNIFYING PARTIES" means the parties obligated to provide indemnification under this Section 6.02.

           (iv) "INDEMNIFIED PARTY" means a party entitled to indemnification under this Section 6.02.

         (a) STOCKHOLDERS AS INDEMNIFYING PARTIES. On the terms and subject to the limitations set forth in this Agreement, the Stockholders shall jointly and severally indemnify, defend and hold BridgeStreet and the Buyer and their respective subsidiaries, officers, directors, employees (other than an indemnifying party employed by Buyer) and agents harmless from, against and in respect of any and all Damages incurred by them arising from or in connection with any breach of any representation, warranty, covenant or agreement made by the Stockholders in this Agreement.

         (b) BRIDGESTREET AND BUYER AS INDEMNIFYING PARTIES. On the terms and subject to the limitations set forth in this Agreement, BridgeStreet and the Buyer shall indemnify, defend and hold the Stockholders and their trustees, officers, directors, employees and agents harmless from, against and in respect of any and all Damages incurred by them arising from or in connection with any breach of any representation, warranty, covenant or agreement made by either or both of BridgeStreet and the Buyer in this Agreement.

         SECTION 6.03 LIMITATIONS OF INDEMNITY OBLIGATIONS. The indemnity obligations of the Indemnifying Parties with respect to the representations and warranties contained in this Agreement, shall expire on the third anniversary of the Closing; PROVIDED, HOWEVER, that the Stockholders' representations and warranties contained in Sections 2.04, 2.19 and 2.22 hereof shall continue in effect for the full period of any applicable statute of limitations period, and the representations and warranties regarding Taxes (contained in Section 2.16 hereof) shall remain in effect until all claims for Taxes due by or on account of each Company for any period ending on or before the Closing Date have been settled and any statute of limitations period with respect to such Taxes has expired; and PROVIDED, FURTHER, that indemnity obligations with respect to Claims timely asserted by an Indemnified Party in the manner provided in this Agreement shall continue until such Claims are finally resolved and discharged. Notwithstanding anything contained herein to the contrary (i) with respect to any breach involving fraud on the part of the Indemnifying Party or any other remedies to which the Indemnified Parties may otherwise be entitled at law or in equity, the remedies of the Indemnified Parties provided herein shall be in addition to, and not in lieu of, any other remedies to which the Indemnified Parties are entitled; and (ii) the aggregate of all claims for indemnification by the Buyer and BridgeStreet against the Stockholders or by the Stockholders against BridgeStreet and the Buyer shall not exceed the sum equal to the Purchase Price and Additional Purchase Price.

         SECTION 6.04 NOTICE OF CLAIM. An Indemnified Party shall promptly notify the Indemnifying Party in writing of any Claim asserted by a third person that might give rise to any indemnity obligation hereunder (a "THIRD PARTY CLAIM"), specifying in reasonable detail the nature thereof and indicating the amount (estimated if necessary) of the Damages that have been or may be sustained by the Indemnified Party. Failure of any Indemnified Party to promptly give such notice shall not relieve the Indemnifying Party of his or its obligation to indemnify under this Article 6, but as a result of any such failure, the Indemnifying Party shall not be liable to any Indemnified Party for the amount of actual damages caused solely by such failure. Together with or following such notice, one or more of the Indemnified Parties shall deliver to the Indemnifying Party copies of all notices and documents received by such Indemnified Parties relating to the Third Party Claim (including court papers).

         SECTION 6.05 DEFENSE AND SETTLEMENT OF THIRD PARTY CLAIMS. The Indemnifying Party shall have the right (without prejudice to the right of any Indemnified Party to participate at his or its own expense through counsel of its own choosing) to defend against any Third Party Claim at his or its expense and through counsel of his or its own choosing and to control such defense if he or it gives written notice of his or its intention to do so within 15 business days of his or its receipt of notice of such Third Party Claim. The Indemnified Parties shall cooperate fully in the defense of such Third Party Claim and shall make available to the Indemnifying Party or his or its counsel all pertinent information under their control relating thereto. Any Indemnified Party shall have the right to elect to settle any Third Party Claim for which it has asserted a timely Claim against an Indemnifying Party; provided, however, that the Indemnifying Party shall not have any indemnification obligation with respect to any monetary payment to any third party required by such settlement unless it or he or she shall have consented thereto. An Indemnifying Party shall have the right to elect to settle any Third Party Claim with respect to which an Indemnified Party has asserted a timely Claim, subject to the consent of the Indemnified Party; PROVIDED, HOWEVER, that if no such consent is given within 15 business days of being requested to do so, the Indemnified Party shall, at its expense, assume the defense of such Third Party Claim and regardless of the outcome of such matter, the Indemnified Party's liability hereunder shall be limited to the amount of any such proposed settlement. The foregoing provisions notwithstanding, (a) in no event may an Indemnifying Party adjust, compromise or settle any Third Party Claim unless such adjustment, compromise or settlement unconditionally releases the Indemnified Parties from all liability, and (b) in no event shall the Indemnifying Party defend any Third Party Claim which, if adversely determined, would (in the sole judgment of the Indemnified Party) materially impair the financial condition, business or prospects of one of the Indemnified Parties. In addition, the Indemnifying Party may not adjust, compromise or settle any Third Party Claim if such adjustment, compromise or settlement affects the absolute and sole right of the Indemnified Parties to own or operate the Business.

         SECTION 6.06 SETOFF. In the event that BridgeStreet or the Buyer shall be entitled to receive indemnification pursuant to this Article 6, in addition to any other remedies that BridgeStreet or the Buyer may have at law or in equity, BridgeStreet or the Buyer, shall be entitled to (i) withhold any and all further payments due or to become due to any Stockholder including, without limitation, any such payments due or to become due under Section 1.03 hereof and any payments due or to become due pursuant to Vincent's employment arrangements with the Buyer (to the extent allowed by law and to the extent consented to in advance and in writing by Vincent) until settlement or other conclusion of the Claim, (ii) exercise the rights and remedies under the Escrow Pledge Agreement, and (iii) offset any Damages to BridgeStreet or the Buyer resulting from such event against any and all payments thereafter due or to become due to the Stockholders.

                                   ARTICLE VII
                                  MISCELLANEOUS

         SECTION 7.01 RESTRICTIVE LEGENDS. Certificates representing the Exchangeable Shares and shares of BridgeStreet Stock to be issued hereunder upon the exchange of the Exchangeable Shares will bear legends requiring compliance with the requirements of Rule 145 and any other requirements of, the Securities Act, if applicable, and the resale restrictions set forth in Section 1.02(c) above, in connection with any resale of such shares.

         SECTION 7.02 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and either (i) delivered by hand, (ii) made by facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by registered mail (or in the U.S.A. by certified mail, return receipt requested) postage prepaid.

         If to BridgeStreet or the Buyer:

         BridgeStreet Accommodations, Inc.
         30670 Bainbridge Road
         Solon, OH  44139
         Attn: Mark D. Gagne
         Facsimile telephone number: (440) 542-0317 with a copy to:

         Nutter, McClennen & Fish, LLP
         One International Place
         Boston, MA 02110
         Attn: James E. Dawson, Esq.
         Facsimile telephone number: (617) 973-9748

         If to the Stockholders:

         Global Hospitality Inc.
         The Vincent Family TNA
         c/o Global Travel Apartments, Inc.
         1000 Young Street, Suite 103
         Toronto, Ontario M4W2V2
         CANADA
         Attn: Mr. Thomas Vincent
         Facsimile telephone number:

         with a copy to:

         Fraser & Beatty
         1 First Canadian Place
         Toronto, Ontario M5X 1B2
         CANADA
         Attn: Robert Thomson, Esq.
         Facsimile telephone number: (416) 863-4592

All notices, requests, consents and other communications hereunder shall be deemed to have been properly given (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

         SECTION 7.03 ENTIRE AGREEMENT. It is agreed that all offers, statements of intent, understandings and agreements heretofore had among the parties or their affiliates respecting this transaction are merged in this Agreement (including the Schedules and Exhibits thereto), which fully and completely expresses the agreement of the parties, and that there are no representations, warranties or agreements, except as specifically set forth or referred to in this Agreement.

         SECTION 7.04 WAIVER. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any other breach of that or any other provision hereof.

         SECTION 7.05 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the Province of Ontario and the laws of Canada applicable therein, without giving effect to the conflict of law principles thereof. Buyer and BridgeStreet (i) agree that any action or proceeding arising out of or relating to this Agreement may be instituted in the Courts of Ontario,
(ii) waive any objection which each may have now or hereafter to the venue of any action or proceeding, (iii) irrevocably submit to the jurisdiction of the said courts and the enforcement of any judgments or orders thereof and (iv) not to seek, and hereby waive, any review of the merits of any such judgments or orders by the courts of any other jurisdiction. Further, BridgeStreet hereby appoints the Buyer at its registered office in Ontario as BridgeStreet's attorney for service of process.

         SECTION 7.06 SEVERABILITY. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, in the event that any provision of Section 4.02(a) related to a time period or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or area such court deems reasonable and enforceable, said time period or areas of restriction shall be deemed to become and hereafter shall be the maximum time period or areas which such court deems reasonable and enforceable.

         SECTION 7.07 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 7.08 PUBLICITY. None of the parties hereto shall issue any press release or otherwise make any public statement with respect to the execution of, or the transactions contemplated by, this Agreement without the prior written consent of the others, except as may be required by law.

         SECTION 7.09 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 7.10 EXPENSES. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; provided that Global costs and expenses, including all brokerage, investment banking, legal and accounting fees, shall be borne by the Stockholders.

         SECTION 7.11 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         IN WITNESS WHEREOF, the Buyer, BridgeStreet and the Stockholders have executed this Agreement as of the day and year first above written.

BRIDGESTREET ACCOMMODATIONS, INC.


By:
    -------------------------
Name:  Mark D. Gagne
Title: Chief Financial Officer


BRIDGESTREET CANADA, INC.


By:
    -------------------------
Name: Mark D. Gagne
Title:  Treasurer


GLOBAL HOSPITALITY INC.


By:
    -------------------------
Its:

VINCENT FAMILY TRUST


By:
    --------------------------
         Thomas Vincent, in his capacity as Trustee
         with liability limited to the assets of the Trust


By:
    --------------------------
         James Parsons, in his capacity as Trustee
         with liability limited to the assets of the Trust


------------------------------
Thomas Vincent

                                                                   SCHEDULE 1

                                     Shares

STOCKHOLDERS                           SHARES
------------                           ------
Global Hospitality Inc.                100 Class B Common Shares

Vincent Family Trust                   100 Class A Common Shares



                                   GTA Shares

STOCKHOLDERS                           SHARES
------------                           ------
Thomas Vincent                         3

                                                              SCHEDULE 1.02(a)

                                 Closing Payment


STOCKHOLDER                                                CASH PAYMENT
-----------                                                ------------
Global Hospitality Inc. (100 Class B Shares)                   $ 10 CAN

Vincent Family Trust (100 Class B Shares)                      $ 2,499,990 CAN

Thomas Vincent (3 GTA shares)                           $ 500,000 CAN

                                     TOTAL              $ 3,000,000 CAN

                                                           SCHEDULE 1.02(b)(i)

                          Terms of Exchangeable Shares

         Attached to this Schedule are copies of the Share Conditions of BridgeStreet Canada, Inc. (the "Buyer") and a form of Support Agreement which together govern the attributes of the Exchangeable Shares of Buyer and the rights and obligations of the parties in connection therewith. In summary terms:

          1. Holders of Exchangeable Shares of Buyer (the "Exchangeable Shares") are entitled to dividends equivalent to those paid on the Common Stock (the "Common Stock") of BridgeStreet Accommodations, Inc. ("BridgeStreet"), when and if such dividends are declared and paid by BridgeStreet.

          2.   Exchangeable Shares are non-voting.

          3. The Exchangeable Shares are to be automatically exchanged one-for-one for Common Stock immediately prior to the liquidation, dissolution or winding-up of BridgeStreet, thus ensuring economic equivalence on liquidation. In addition, the Exchangeable Shares are to be automatically exchanged one-for-one for Common Stock immediately prior to the liquidation, dissolution or winding-up of Buyer.

          4. The Exchangeable Shares are redeemable at the option of the holder at any time at an aggregate redemption price equal to the value of the underlying BridgeStreet Common Stock. Payment of the redemption price shall be satisfied by delivery of that number of shares of Common Stock (the "Conversion Shares") equal to the number of Exchangeable Shares redeemed.

          5. The Exchangeable Shares will be redeemable by Buyer at any time on or after the fifth anniversary of the Closing Date.

          6. A holder of Exchangeable Shares exercising its right of redemption hereunder acknowledges the grant to BridgeStreet of an overriding call right on the Exchangeable Shares which call right is to be exercised by delivering such holder the Conversion Shares in exchange for such Exchangeable Shares.

         The above Summary is subject to the Share conditions and, in the case of a conflict, the terms of the Share Conditions shall prevail.

                                                          SCHEDULE 1.02(b)(ii)

                               Exchangeable Shares

STOCKHOLDERS                                     NUMBER OF EXCHANGEABLE SHARES
------------                                     -----------------------------
Global Hospitality Inc.                                           0

Vincent Family Trust                                        139,160

Thomas Vincent                                                    0

                                                             SCHEDULE 1.03(a)

                               Accounting Policies

REVENUE RECOGNITION

         SHORT TERM SERVICED ACCOMMODATIONS ("SHORT TERM") - Revenues are recognized on a pro rata basis over the term of the lease with the guest.

         ESTATE AGENCY/RELOCATION SERVICES ("LONG TERM AND "SHORT TERM") - Commissions are recognized at the time of the booking of the let up to the break option date.

         CORPORATE LEASE MANAGEMENT - Revenues are recognized on a pro rata basis over the term of the management agreement.

RENTAL DISCOUNTS RELATED TO COMPANY LEASES

         Commissions received from the landlord related to leases in the name of the Company are amortized over the life of the lease, as a reduction in rent expense, regardless of when the commission is paid to the Company.

DEPRECIATION

         Capital assets are depreciated over their useful lives as follows:

                  Furniture and Fittings - 5 years on a straight-line basis. Office Equipment - 5 years on a straight-line basis. Computers and Technology Equipment - 3 years on a straight-line basis. Motor Vehicles - 5 years on a straight-line basis.
                  Leasehold Improvements - Over the remaining life of the lease not to exceed 7 years on a straight-line basis.

RESERVE FOR DOUBTFUL ACCOUNTS RECEIVABLE

         Accounts receivable 90 days or greater are reserved against at 100%.

DILAPIDATION RESERVE

         The Company records a dilapidation reserve on leases recorded in their name to cover anticipated expenses expected to be incurred at the termination of the lease. Anticipated expenses include routine maintenance such as carpet and furniture cleaning as well as general repairs and replacement such as painting, carpet replacement, wallpapering, etc.

                                                       SCHEDULE 1.07(a)(ix)

             Existing Non-Competition and Non-Disclosure Agreements


         Ferris W. Breen                    Controller
         Sherri D. Donell                   Administrative Assistant
         Cathy Huffman                      General Manager
         Robert Metivier                    Marketing Manager
         Karen Payne                        Accounting clerk
         Jim Pearce                         Sales Manager
         Gwyneth Storr                      Internet Research Assistant
         Thomas Vincent                     President

                                                         SCHEDULE 1.07(a)(xiv)

                                 Redeemed Shares


HOLDER:                                    SHARES:
-------                                    -------
Global Hospitality Inc.                    625 Class A Preferred Shares

D.W. Hartford                              1,851 Class C Preferred Shares

Thomas Vincent                             57,149 Class C Preferred Shares

                                                        SCHEDULE 1.07(a)(xvi)


                            Transferred Real Property


                    2563 Addingham, Oakville, Ontario Canada

                    2549 Addingham, Oakville, Ontario Canada

                    2555 Addingham, Oakville, Ontario Canada

                    2559 Addingham, Oakville, Ontario Canada

                    2561 Addingham, Oakville, Ontario Canada

                                                               SCHEDULE 2.07

                              Financial Statements